UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report — July 31, 2006

(Date of earliest event reported)

PENN NATIONAL GAMING, INC.

 (Exact name of registrant as specified in its charter)

Pennsylvania	0-24206	23-2234473
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification
Number)

825 Berkshire Blvd., Suite 200, Wyomissing Professional Center, Wyomissing, PA	19610
(Address of principal executive offices)	(Zip Code)

Area Code (610) 373-2400

(Registrant’s telephone number)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Employment Agreement with Leonard DeAngelo

On July 31, 2006, Penn National Gaming, Inc. (the “Company”) entered into an employment agreement with Leonard DeAngelo, Executive Vice President, Operations of the Company.  The agreement has an initial term of three years and automatically renews for three year periods unless either party gives written notice of the desire to terminate at least 60 days prior to the renewal date.  The agreement sets a base salary of $750,000, which is subject to increase at the discretion of the Compensation Committee.  Under the agreement, Mr. DeAngelo is eligible for both cash bonus and equity compensation awards granted at the discretion of the Compensation Committee and for certain other benefits, including $1,000,000 in life insurance paid for by the Company and participation in health, retirement and deferred compensation benefit plans and programs made available to senior executives of the Company.  The agreement also provides for the grant to Mr. DeAngelo of options to purchase 250,000 shares of the Company’s common stock in connection with his entry into the agreement, which grant was approved by the Company’s Compensation Committee on July 31st. The agreement states that the Compensation Committee does not intend to increase Mr. DeAngelo’s base salary or grant him additional equity compensation during the initial three year term of the agreement.

If (a) Mr. DeAngelo is terminated without “Cause” (as defined in the agreement), (b) Mr. DeAngelo is terminated due to death or total disability, (c) Mr. DeAngelo terminates his employment for Good Reason (as defined in the agreement) or (d) the Company fails to renew the agreement, Mr. DeAngelo will be entitled to receive the product of the sum of the highest monthly base salary and monthly bonus value (determined by dividing his annual bonus by twelve) Mr. DeAngelo received during the two years prior to termination multiplied by the greater of 24 months or the number of months left in the employment term (the “Severance Term”).  Also, during the Severance Term, Mr. DeAngelo will continue to receive health benefits coverage and he will become a non-executive employee of the Company so his equity compensation will continue to vest.

In the event of a Change in Control (as defined in the agreement), Mr. DeAngelo is entitled to receive a cash payment equal to three times the sum of the highest annual base salary he received during the past two years and highest annual cash bonus Mr. DeAngelo received with respect to the last two calendar years.  In the event that Mr. DeAngelo is terminated by the Company without cause in the period between the Company’s public announcement of a definitive agreement with respect to a Change in Control and the effective date of the Change in Control, Mr. DeAngelo is still entitled to the Change in Control payment.  Three quarters of this Change of Control payment is due on the effective date of the Change of Control and the balance is due on the 90th day thereafter, if Mr. DeAngelo does not terminate his employment without Good Reason in the interim.  However, the Change in Control payment is immediately payable if Mr. DeAngelo is terminated by the Company or terminates his employment with Good Reason.

If Mr. DeAngelo is entitled to receive any payments upon termination or Change of Control pursuant to the employment agreement or under any plan or arrangement providing for payments under similar circumstances and any of such payments result in excise tax under the Internal Revenue Code, then Mr. DeAngelo is entitled to a gross-up payment so that the net amount he retains will be equal to his payment or payments less ordinary and normal taxes (but not less the excise tax).

Mr. DeAngelo’s employment agreement also includes a restrictive covenant pursuant to which Mr. DeAngelo has agreed not to compete with the Company  for 90 days following termination, except if Mr. DeAngelo terminates his employment without Good Reason, in which case the restriction period shall for the remainder of the term of the agreement.  The agreement also contains a non-solicitation clause and prohibits the disclosure of confidential information of the Company.

The employment agreement with Mr. DeAngelo is attached as exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated July 31, 2006 between Penn National Gaming, Inc. and Leonard DeAngelo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 2, 2006	Penn National Gaming, Inc.

	By:	/s/Robert S. Ippolito
Robert S. Ippolito
Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated July 31, 2006 between Penn National Gaming, Inc. and Leonard DeAngelo.